EXHIBIT 10.3

GLOBALOPTIONS GROUP, INC.
75 Rockefeller Plaza  27th Floor
New York, NY  10019

August  13, 2009

Jeff Nyweide, CFO and E.V.P. Corp. Dev.
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY  10019

Re:	Your Employment Agreement dated July 30, 2007 (the “Agreement”; capitalized terms used herein without definition have the meanings specified in the Agreement)

Dear Jeff:

This letter is to modify and clarify the Agreement, effective as of the date written above.  Accordingly, the following modifications and clarifications are made to the Agreement:

1.
The parties hereby acknowledge that the current term of your employment was extended to January 31, 2011 by the operative provisions contained in Section 1 of the Agreement, subject to earlier termination or automatic extension as contemplated therein.

2.	Section 2 shall be continued as in the previous year, by modifying Section 2 as follows:

Salary.  Effective as of January 1, 2009 and for the remaining term of the Agreement (including any extensions thereto), the Company shall pay the Employee a base salary per month of $31,250 and all other payments and benefits provided for in the Agreement, including Section 4 hereof (as it may be increased (but not decreased) in the discretion of the Compensation Committee, “Base Salary”).

3.	The bonus program described in Section 3 shall continue consistent with past practice and is amended and restated as follows:

Bonus.  Starting on the Effective Date, you shall be eligible for a performance bonus payable 50% in cash and 50% in vested restricted stock established from the 2007-2009 Annual Incentive Plan (or in future years, based upon a substantially similar plan), based upon mutually agreed to goals between you and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The performance bonus and payment for 2007 – 2010 shall be based upon achieving certain goals as set forth in Exhibit 1 to the July 30, 2007 Agreement (as modified by the Compensation Committee pursuant to its meeting on April 8, 2008 (Exhibit A)) and for purposes of calendar years 2009 and 2010, those goals, including the Targeted Performance Bonus-Annual, set forth for year 2008 in Exhibit 1 shall be applied for said years 2009 and 2010. Any additional shares of Restricted Stock that may be required to be issued to meet any of the payments required herein shall be immediately issued by the Company. Provided, however, no additional shares of Restricted Stock will be issued by the Company, if such shares are required as a result of termination under Sections 6, 8, and/or 5C of this Agreement, and in such event the Company will be required to provide an equivalent payment to you for each share not issued, in an amount equal to $2.00 per share.  Bonuses shall be paid no later than March 15th of the year following the year to which the bonus relates.

4.	The first paragraph of Section 5C. shall be clarified and restated by the following two paragraphs:

Notwithstanding anything to the contrary in this Agreement or in any other applicable plan, but subject to the following sentences, upon a Change of Control of the Company, all stock options, restricted stock and restricted stock units shall vest immediately upon such Change of Control and all performance conditions of any and all cash bonuses and performance stock options or Restricted Stock shall be deemed to be met and the term to exercise any stock options will be equal to the term of the stock option originally granted. Provided, however, the amount of any cash bonuses or Restricted Stock triggered by the Change of Control shall be limited to an amount equal to the “Targeted Performance Bonus Annual,” set forth in Exhibit 1 attached to the July 30, 2007 Agreement ($375,000, per year and 187,500 shares, per year) for the year of the Change of Control and each year thereafter remaining in the term (as such term exists on the date of such Change of Control).  The cash portion of such bonuses shall be paid within the time provided in Section 3.  Provided, further, no additional shares of Restricted Stock will be issued that may be required to be issued beyond the existing unvested previously issued Restricted Stock held by you (239,313 shares as of the date hereof) to meet the requirements of this Section 5C, however, the Company shall pay to you within the time provided in Section 3, in lieu of said undistributed Restricted Stock, an amount equal to $2.00 per share within the time provided in Section 3. See attached Schedule I for an illustration of payment required under this Section 5C of the Agreement.

On the date of the Change of Control, the Company shall place immediately negotiable funds into a “rabbi” trust in an amount equal to the cash payments that may be due (or will be due) to you as a result of the Change of Control or as a result of a termination of your employment following a Change of Control without Cause or for Good Reason, including such additional amount as equals the gross up payment (described in Section 24). Such trust shall be maintained pursuant to a standard rabbi trust arrangement among the Company, you and an independent trustee (reasonably acceptable to you) providing for the timely payment to you of the amounts held in such trust in the event you become entitled thereto under the applicable provisions of this Agreement (the "Trust Arrangement"). The Trust Arrangement shall be maintained until the earlier of (A) the payment to you of all sums held in the trust or (B) six years after the end of the fiscal year in which the Change of Control occurred.   This provision is subject to the limitations imposed by Section 409A(b) of the Code.  In addition, this provision will be null and void if the establishment or maintenance of such a trust would result in the imposition of a tax or penalty under Section 409A.

5.	Section 5C(i) shall be amended by adding the words “within a 12 month period” after “substantially all of the assets of the Company.”

6.	Section 5C(ii) shall be modified and restated as follows:

“(ii) a corporate dissolution taxed under Code Section 331 or with approval of a bankruptcy court pursuant to 11 USC § 503(b)(ii)(A).”

7.	Section 5C(iii) shall be amended by the addition of the words “The occurrence within a 12 month period” at the beginning thereof.

8.	Section 6[A] shall be clarified and restated as follows:

Termination Without Cause, for Good Reason, Death, Disability.  In the event that your employment with the Company shall be terminated by the Company without Cause (as hereinafter defined), by you for Good Reason or by reason of death or Disability (as hereinafter defined) during the term of this Agreement the Company shall pay to you (or, in case of your death, to your estate) in a lump sum within ninety (90) days of such termination (at your highest annualized rate of salary in effect during the one-year period ending on the effective date of termination), an amount equal to the salary accrued to the date of termination, and any bonus accrued to date of termination. In addition, if your employment is terminated by the Company without Cause, or by you for Good Reason, all shares of restricted stock or restricted stock units (or other forms of equity compensation, if any) shall be deemed fully vested on the date of termination and it shall also pay to you any bonus, under the terms of your annual bonus plan, on a pro rata basis for the year in which such termination occurs; such pro rata bonus to be the bonus for such year as determined  as  if you met  those certain goals as set forth in Exhibit 1 to the July 30, 2007 Agreement (as modified by the Compensation Committee pursuant to its meeting on April 8, 2008), but limited to the Targeted Performance Bonus- Annual ($375,000 per year and 187,500 shares, per year),  as provided under Section 3 hereof, multiplied by a fraction, the numerator of which is the number of days from the beginning of the applicable year to the date of termination of employment and the denominator of which is 365. The cash bonus shall be paid not later than ninety (90) days following the end of the year in which the termination occurred, subject to Section 26. In addition to the above, if termination is due to Termination without Cause or Termination by you for Good Reason as provided in Section 8 hereof, you shall be entitled to a severance package equal to fifty percent (50%) of your Base Salary (at your highest annualized rate of Base Salary in effect during the one-year period ending on the effective date of termination, provided, however, that the portion of the Base Salary related to Section 4 payments shall be included at 100% and not 50%) and fifty percent (50%) of your bonus as determined in this Section 6A for the remaining term under this Agreement to be paid in a lump sum not later than ninety (90) days following the date of termination, subject to Section 26.  You shall be under no obligation to seek other employment or otherwise to mitigate the Company’s obligation to make payments to you pursuant to this Section 6. In addition, your rights to continue to participate in the other benefit plans and programs of the Company shall continue in full force and effect for the remaining term (as such term exists on the date of Termination) of the Agreement determined in accordance with the terms of such plans and programs as then in effect.  If the terms of such plan do not permit such participation, the Company will provide a comparable benefit in a time and manner consistent with Section 26.  All payments provided in this Section 6A shall be subject to and limited by the provisions of Section 5C above and the bonus to be paid under the severance package described in this Section 6A and upon a Change of Control in Section 5C above, shall be not be treated as separate payments owed to you, but as the same payment and you shall only be paid such amount once.  Accordingly, if there is Change of Control and the Company is required to make payments under Section 5C of this Agreement, this Section 6A shall not be operative except to the extent that the payments are not duplicative (e.g. the severance package and benefit continuation described above).

9.	Section 12 of the Agreement shall be modified by adding the following sentence at the conclusion thereof:

Notwithstanding the foregoing, in consideration of the payments described in Sections 5C and 6A, the noncompetition period shall be extended from one (1) year to two (2) years in the event of a Change of Control and you receive the payments and benefits described in Section 10B or the termination of your employment by the Company without Cause or by you for Good Reason.

10.	Section 22 of the Agreement shall be modified as follows:

                            “The rights and obligations of the Company under this Agreement shall                                                                                    bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee or purchaser of all or substantially all of the Company’s business and properties.  Your rights or obligations under this Agreement may not be assigned by you, except that the rights specified shall pass upon your death to your estate.

11.	New Section 24, as follows:

In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to you under this Agreement, and under all other plans, programs and arrangements of the Company (the “Aggregate Payment”) is determined to constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay you, at such time any excise tax imposed by Section 4999 of the Code (“Excise Tax”) is paid by you  with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment.   For purposes of determining the amount of the gross up payment, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the gross up payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality where taxes thereon are lawfully due.

12.	New Section 25 shall read as follows:

Professional Fees.  The Company agrees to pay you in one lump sum personal accounting and legal fees relating to, and upon the execution of, the Letter Amendment dated August --, 2009 up to a maximum of $20,000 on an after tax basis.

13.	New Section 26 shall read as follows:

The parties hereto intend that all benefits and payments to be made to you hereunder will be provided or paid to you in compliance with all applicable provisions, or an exemption or exception from the applicable provisions, or an exemption or exception from the applicable provisions of, Section 409A of the Code and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the Section 409A of the Code in connection with, the benefits and payments to be provided or paid to you hereunder. Any such modification shall maintain the original intent and benefit to the Company and you of the applicable provision of this Agreement, to the maximum extent possible without violating Section 409A of the Code.

All payments to be made upon a termination of employment under this Agreement may only be made upon a “a separation from service” as defined under Section 409A of the Code. For purposes of Section 409A of the Code, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment.

Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception to the extent applicable.

Notwithstanding the foregoing or anything to the contrary contained in a provision of this Agreement, if it is reasonably determined that you are a “specified employee” at the time of your “separation from service” within the meaning of Section 409A of the Code, then, to the extent required by Section 409A, any payment hereunder designated as being subject to this Section shall not be made until the first business day after the expiration of six (6) months from the date of your separation service. On such date, there shall be paid to you in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence without interest thereon. Notwithstanding the forgoing, if you die within such six (6) months period, then there shall be paid to your estate within ninety (90) days of your death, an amount equal to the aggregate amount of the payments delayed pursuant to the second preceding sentence.  In the event that it is reasonably determined that certain payments are required to be delayed as described above, an amount equal to the aggregate amount of such payments will be placed in a “rabbi” trust with the trustee to be reasonably acceptable to you and pursuant to a standard “rabbi” trust agreement reasonably acceptable to you.  The costs of such trust to be paid by the Company and the payments will be timely made from such trust, provided that the payments will not be placed into a rabbi trust if it would result in the imposition of additional taxes under Section 409A of the Code.  In addition, the establishment of such rabbi trust is subject to the limitations imposed by Section 409A(b) of the Code.

The term “specified employee” shall mean any individual who, at any time during the twelve (12) month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under Section 409A of the Code, as reasonably determined by the Company (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specific employees,” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of Sections 416(i) (without respect to paragraph (5) thereof) and 409A of the Code.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expenses is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby.  This amendment shall be governed and construed under the laws of the State of New York.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ Harvey Schiller
Harvey Schiller
Chairman & CEO

Agreed to:

/s/ Jeff Nyweide
Jeff Nyweide

Date: August 13, 2009